UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2012

THE KEYW HOLDING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-34891 (Commission File Number)	27-1594952 (IRS Employer Identification No.)

7740 Milestone Parkway, Suite 400 Hanover, Maryland 21076 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (443) 733-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 1, 2012, The KEYW Holding Corporation (“KEYW”) entered into a senior credit agreement (the “Credit Agreement”) by and among itself, the KEYW Corporation, as the borrower (the “Borrower”), the domestic direct and indirect subsidiary guarantors of KEYW (the “Subsidiary Guarantors”), the Lenders identified in the Credit Agreement and Royal Bank of Canada, as Administrative Agent. Under the Credit Agreement, KEYW provided a guaranty of all of the obligations of the Borrower.

The Credit Agreement provides the Borrower a $60 million term loan (“Term Loan”) and a $40 million revolving credit facility (the “Revolver”).  The Revolver includes a $10 million swing line and a $15 million letter of credit sub-facility.  The Credit Agreement includes an uncommitted accordion facility (the “Accordion”) permitting the Borrower to obtain up to an additional $35 million, subject to certain conditions.

The five year Credit Agreement bears cash interest at either selected LIBOR plus a specified margin based on KEYW’s then existing Senior Leverage Ratio (as defined in the Credit Agreement) or an alternative base rate plus a specified margin. The Term Loan requires principal repayments at the end of each fiscal quarter and amortizes as follows: principal in the amount of $1.125 million is payable on December 31, 2012 and at the end of each of the next three fiscal quarters, principal in the amount of $1.5 million is payable on December 31, 2013 and at the end of each of the next twelve fiscal quarters, principal in the amount of $3.75 million is payable on March 31, 2017 and June 30, 2017, and the remaining balance of the Term Loan matures October 1, 2017. The Term Loan and the Revolver are secured by a security interest and lien on substantially all of KEYW’s, the Borrower’s and the Subsidiary Guarantor’s assets including a pledge of one hundred percent of the equity securities of the Borrower and the Subsidiary Guarantors.

A copy of the Credit Agreement is attached to this current report on Form 8-K as Exhibit 10.1, and it is incorporated by reference as though it were fully set forth herein. The foregoing summary description of the Credit Agreement and the transactions contemplated thereby is not intended to be complete, and it is qualified in its entirety by the complete text of the Credit Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

On September 28, 2012, KEYW terminated, satisfied and discharged all of its obligations under that certain credit agreement dated as of February 28, 2011 by and among KEYW, the subsidiary guarantors of KEYW identified in the credit agreement and Bank of America, N.A., as Administrative Agent.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On September 10, 2012, KEYW entered into a definitive stock purchase agreement to acquire Poole & Associates, Inc. (“Poole”).  Poole is a highly respected, mission-centric provider of systems and software engineering services to the U.S. Intelligence Community.

On October 1, 2012, KEYW, through its wholly owned subsidiary, The KEYW Corporation, acquired all of the outstanding shares of capital stock of Poole for $116.0 million in cash and 794,913 shares of KEYW common stock. $16 million of the cash portion of the purchase price will be held in escrow until the 18-month anniversary of the closing date as partial security for the indemnification obligations of the sellers. The purchase price is subject to post-closing adjustments, including working capital and other adjustments, as of the closing date.  Each of the parties to the stock purchase agreement has made customary representations and warranties and agreed to certain indemnification obligations.

On October 2, 2012, KEYW issued a press release announcing the completion of the Poole acquisition, a copy of which is attached as Exhibit 99.1 and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 2.01 is incorporated into this Item 3.02 by reference. The shares of KEYW common stock offered and sold in connection with the Poole acquisition were offered and sold pursuant to Section 4(2) of the Securities Act of 1933, as amended, which provides an exemption for transactions by an issuer not involving any public offering.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Pursuant to Item 9.01(a)(4) of Form 8-K, KEYW intends to file all financial statements required by this item by an amendment to this Current Report on Form 8-K to be filed within 71 calendar days after the date this Current Report on Form 8-K must be filed.

(b) Pro forma financial information.

Pursuant to Item 9.01(b)(2) of Form 8-K, KEYW intends to file all pro forma financial information required by this item by an amendment to this Current Report on Form 8-K to be filed within 71 calendar days after the date this Current Report on Form 8-K must be filed.

(d) Exhibits.

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated September 10, 2012, by and among The KEYW Corporation, The KEYW Holding Corporation, Poole & Associates, Inc., the stockholders of Poole & Associates, Inc. and the Representative of the Sellers. (1)

10.1	Credit Agreement, dated as of October 1, 2012, among The KEYW Corporation, as the Borrower, the other parties identified therein, as the Guarantors, Royal Bank of Canada, as Administrative Agent, Swing Line Lender and L/C Issuer and the other lenders party thereto. (X)

99.1	Press Release, dated October 2, 2012. (X)

__________________________

(1)	Filed with the Company’s Current Report on Form 8-K filed with the Securities & Exchange Commission on September 12, 2012.

(X)	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2012	THE KEYW HOLDING CORPORATION

	By:	/s/ John E. Krobath
Name: John E. Krobath
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of October 1, 2012, among The KEYW Corporation, as the Borrower, the other parties identified therein, as the Guarantors, Royal Bank of Canada, as Administrative Agent, Swing Line Lender and L/C Issuer and the other lenders party thereto.

99.1	Press Release, dated October 2, 2012.